CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post Effective Amendment to the Registration Statement on Form N-1A of the Institutional Advisors LargeCap Fund, a series of shares of beneficial interest of the Conestoga Funds, under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
March 24, 2009